UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2018

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Commerce Drive, Loveland, Ohio 45140

(Address of principal executive offices) (zip code)

513-297-3640

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.02	Results of Operations and Financial Condition.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

On July 6, 2018, Workhorse Group Inc. (the “Company”), as borrower, entered into a Loan Agreement with a fund managed by Arosa Capital Management LP (“Arosa”), as lender, providing for a term loan (the “Arosa Loan”) in the principal amount of $6,100,000 (the “Loan Agreement”). The maturity date of the Arosa Loan is July 6, 2019 (the “Maturity Date”). The interest rate for the Arosa Loan is 8% per annum payable in quarterly installments commencing October 6, 2018. The Company may prepay the Arosa Loan at anytime upon three days written notice.

The Loan Agreement requires the Company to pay Arosa’s expenses including attorney fees. The Loan Agreement also requires the Company to make certain representations and warranties and other agreements that are customary in loan agreements of this type including a covenant to raise $10,000,000 in equity prior to September 30, 2018 and to consummate a sale of Surefly, Inc., the Company’s indirect wholly-owned subsidiary resulting in cash proceeds of no less than $20,000,000. The Loan Agreement also contains customary events of default, including non-payment of principal or interest, violations of covenants, bankruptcy and material judgments. The Company, the Company’s subsidiaries and Arosa also entered into a Guarantee and Collateral Agreement and Intellectual Property Security Agreement providing that the Company’s obligations to Arosa are secured by substantially all of the Company’s assets. In addition, the Company is required to appoint to the Board of Directors a person designated in writing by Arosa for a period of no less than 12 months.

The Company used the proceeds from the Arosa Loan to satisfy the Senior Secured Loans initially issued December 27, 2017 in the amount of $5,750,000 and a loan in the amount of $350,000 payable to the former owner of the Company’s facility based in Loveland, Ohio.

In accordance with the Loan Agreement, the Company issued Arosa a Warrant to Purchase 5,000,358 shares of common stock of the Company at an exercise price of $2.00 per share exercisable in cash only for a period of five years. While the Arosa Loan remains outstanding, the Company will be required to issue additional Warrants to Purchase Common Stock to Arosa equal to 10% of any additional issuance excluding issuances under an approved stock plan. The additional Warrants to Purchase Common Stock will have an exercise price equal to the lesser of $2.00 or a 5% premium to the price utilized in such financing. Pursuant to the Warrant, Arosa may not exercise such Warrant if such exercise would result in Arosa beneficially owning in excess of 9.99% of the Company’s then issued and outstanding common stock.

Separately, on July 5, 2018, the Company received a short-term loan in the aggregate principal amount of $500,000 from accredited investors (collectively, the “Loan Parties”). To evidence the loans, the Company issued the Loan Parties promissory notes (the “Loan Parties Notes”) in the aggregate principal amount of $500,000. The Loan Parties Notes are unsecured obligations of the Company and are not convertible into equity securities of the Company. Principal and interest under the Loan Parties Notes is due and payable January 5, 2019, however, in the event that the Company raises in excess of $10,000,000 in equity or debt financing, then the Company will use part of its proceeds to pay off the Loan Parties Notes. Interest accrues on the Loan Parties Notes at the rate of 12.0% per annum. The Loan Parties Notes contain terms and events of default customary for similar transactions. The Company is using the net proceeds from the transaction for general business and working capital purposes.

Separately, as of March 31, 2018, the Company’s cash balance was $753,563. In order to satisfy the Company monthly cash requirements, on April 26, 2018, the Company entered into and closed Subscription Agreements with accredited investors pursuant to which such investors purchased 531,066 shares of the Company’s common stock for a purchase price of $1,444,500. In addition, on June 7, 2018 and July 5, 2018, the Company received short-term loans in the amount of $550,000 and $500,000, respectively. As of July 9, 2018, the Company’s cash balance was $581,574. The Company’s revenue for the three and six months ended June 30, 2018 was approximately $167,000 and $725,000, respectively. The Company will seek to raise equity and/or debt capital in the future, if available. There is no guarantee that the Company will be successful in such efforts.

The description of the terms and conditions of the agreements above do not purport to be complete and are qualified in their entirety by the full text of the form of the agreements described above, which are filed as exhibits to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Warrant to Purchase Common Stock issued to a fund managed by Arosa Capital Management LP dated July 6, 2018 *
4.2	Form of Promissory Note dated July 5, 2018

10.1	Loan Agreement between Workhorse Group Inc. and a fund managed by Arosa Capital Management LP dated July 6, 2018
10.2	Guarantee and Collateral Agreement between Workhorse Group Inc., Workhorse Technologies Inc., Workhorse Properties Inc., Workhorse Motor Works Inc., Surefly, Inc. and a fund managed by Arosa Capital Management LP dated July 6, 2018

10.3	Intellectual Property Security Agreement between Workhorse Group Inc., Workhorse Technologies Inc., Workhorse Properties Inc., Workhorse Motor Works Inc., Surefly, Inc. and a fund managed by Arosa Capital Management LP dated July 6, 2018

* To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

Date: July 10, 2018	By:	/s/ Paul Gaitan
	Name:	Paul Gaitan
	Title:	Chief Financial Officer